UNITED PAN-EUROPE COMMUNICATIONS'
SUBSIDIARIES ANNOUNCE OFFERS TO
REPURCHASE THEIR NOTES


AMSTERDAM, THE NETHERLANDS 20TH SEPTEMBER 1999 -- United Pan-Europe Communications (UPC) has announced that its wholly-owned subsidiary @Entertainment, Inc. ("@Entertainment") and a wholly-owned subsidiary of @Entertainment, Poland Communications, Inc. ("PCI") delivered to the holders of their Notes offers to repurchase (the "Offers to Repurchase" or "Offers") @Entertainment's 14 1/2% Series B Senior Discount Notes due 2008, 14 1/2% Senior Discount Notes due 2008, Series C Senior Discount Notes due 2008, 14 1/2% Series B Senior Discount Notes due 2009, and 14 1/2% Senior Discount Notes due 2009 (collectively, the "@Entertainment Notes") and PCI's 9 7/8% Series B Senior Notes Due 2003 and 9 7/8% Senior Notes Due 2003 (collectively, the "PCI Notes").

Subject to the terms and conditions set forth in the Offers to Repurchase, the Offers will expire at 12:01 PM, New York city time, on November 2, 1999 unless the offers are extended (such time and date or the latest extension thereof, if extended, the "Expiration Date").

The Offers are being made pursuant to the terms of the indentures covering each of the @Entertainment Notes and the PCI Notes (each an "Indenture" and, collectively, the "Indentures"), which provide that, following a Change of Control (as defined therein), each holder of @Entertainment Notes and PCI
Notes has the right, at such holder's option, to require @Entertainment and PCI, respectively to repurchase all or a portion of such holder's @Entertainment Notes and PCI Notes at the Repurchase Price (a "Change of Control Right"). @Entertainment and PCI believe a Change of Control occurred on August 6, 1999 as a result of the acquisition by Bison Acquisition Corp., a wholly-owned subsidiary of United Pan-Europe Communication, of 99% of the outstanding common stock of @Entertainment (the "Acquisition") and the filing with the Secretary of State of the State of Delaware the Certificate of Ownership and Merger of Bison Acquisition Corp. with and into @Entertainment, with @Entertainment continuing as the surviving corporation (the "Merger").

In accordance with the terms of the Indentures governing the @Entertainment Notes and the PCI Notes, @Entertainment will be required to repurchase the @Entertainment Notes at 101% of their accreted value per $1,000 principal amount of @Entertainment Notes at maturity on the Expiration Date plus accrued and unpaid interest and PCI will be required to repurchase the PCI Notes at the repurchase price of $1,010 per $1,000 principal amount of the PCI Notes, which is 101% per $1,000 principal amount of the PCI Notes (collectively the "Repurchase Prices").
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The Repurchase Prices of the @Entertainment Notes are $602.28 (for the 14 1/2%
Series B Senior Discount Notes Due 2008 and the 14 1/2% Senior Discount Notes Due 2008), $316.90 (for the Series C Senior Discount Notes Due 2008) and $454.87 (for the 14 1/2% Series B Senior Discount Notes Due 2009 and the 14 1/2% Senior Discount Notes Due 2009). As of August 1, 1999, @Entertainment had $376,943,000 aggregate principal amount at maturity of @Entertainment Notes outstanding and PCI had $129,668,000 aggregate principal amount at maturity of PCI Notes outstanding.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities referenced herein.

Headquartered in Amsterdam, UPC (AEX "UPC", Nasdaq, "UPCOY") is one of the most innovative broadband communications companies in Europe and owns and operates the largest pan-European group of broadband communications networks. UPC provides cable television, telephony, high speed Internet access and programming services in twelve countries across Europe and Israel. As of July 31, 1999, UPC's systems passed approximately 8.7 million homes with 5.8 million basic cable subscribers. In addition, UPC had 133,900 residential telephony lines and 13,600 business telephony lines, as well as 56,300 residential Internet subscribers and 2,600 business Internet subscribers. Microsoft has an interest of approximately 7.8% in UPC.

UPC is a consolidated subsidiary of UnitedGlobalComInc. (NASDAQ: "UCOMA"). Microsoft Corporation has an interest of approximately 7.8% in UPC.

@Entertainment, Inc. is the leading provider of pay television services in Poland and is engaged principally in delivering cable television and DTH satellite television services and developing, packaging and transmitting high-quality Polish-language programming. @Entertainment offers a package of 24 channels under the trade name "Wizja TV", 22 of which are Polish language channels. @Entertainment's multi-channel Polish language D-DTH service was the first D-DTH service available in Poland.

PCI is the largest cable television operator in Poland with approximately 1,699,400 homes passed and approximately 966,800 total subscribers as of June 30, 1999.

                                      END

For further information contact:

UPC

Steve Butler, Manaing Director of Capital Markets/Treasurer/Investor Relations
Tel:   0031 20 778 9860
Email: sbutler@upclondon.com
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Henrietta Hirst, Group Corporate Communications Director of UPC
Tel:   0044 171 518 7980
Email: henrietta@upclondon.com
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@Entertainment/PCI

Mike Smargiassi/Chris Plunkett
Brainerd Communications
Tel:   001 212-986-5567
Email: smarg@braincomm.com
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       plunkett@braincomm.com
       ----------------------